UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Amendment No. 4
Under the Securities Exchange Act of 1934

SYNEOS HEALTH, INC.
(Name of Issuer)
Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)
45329R109
(CUSIP Number)

Michael Ristaino, Vice President of Finance - Fund Administration
c/o Advent International Corporation
Prudential Tower, 800 Boylston Street, Suite 3300
Boston, MA 02199
617-951-9400
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 6, 2021
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,756,431 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,756,431 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,756,431 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.51% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, IA

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)
Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the Issuer’s Prospectus Supplement dated May 3, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2021 (the “May 2021 Prospectus Supplement”).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Double Eagle Investor Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,640,976 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,640,976 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,640,976 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.40% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
115,455 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
115,455 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
115,455 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.11% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Double Eagle GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,640,976 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,640,976 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,640,976 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.40% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
3,796,534 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
3,796,534 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,796,534 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.66% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VIII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,635,570 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,635,570 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,635,570 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.54% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,002,141 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,002,141 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,002,141 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.97% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
AP GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
158,823 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
158,823 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
158,823 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.15% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,959,897 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,959,897 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,959,897 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.85% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,869,275 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,869,275 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,869,275 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.80% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
997,363 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
997,363 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
997,363 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.96% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
214,017 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
214,017 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
214,017 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.21% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
708,911*

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
708,911*

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
708,911*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.68% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-1 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
251,556 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
251,556 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
251,556 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.24% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-2 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
187,558 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
187,558 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
187,558 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.18% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-3 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
292,878 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
292,878 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
292,878 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.28% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
98,739 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
98,739 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
98,739 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
29,262 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
29,262 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,262 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.03% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
259,237 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
259,237 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
259,237 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.25% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
241,063 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
241,063 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
241,063 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.23% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-J Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
236,894 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
236,894 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
236,894 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.23% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
502,003 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
502,003 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
502,003 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.48% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
109,968 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
109,968 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
109,968 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.11% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
186,511 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
186,511 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
186,511 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.18% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-K Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
102,644 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
102,644 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
102,644 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-L Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
101,015 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
101,015 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
101,015 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
49,322 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
49,322 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
49,322 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
84,381 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
84,381 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
84,381 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
8,277*

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
8,277*

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,277*

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
10,276 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
10,276 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,276 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,567 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,567 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,567 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
317,668 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
317,668 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
317,668 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.31% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
905,468 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
905,468 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
905,468 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.87% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
287,804 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
287,804 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
287,804 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.28% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
190,193 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
190,193 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
190,193 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.18% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
83,981 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
83,981 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
83,981 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
83,981 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
83,981 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
83,981 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
294,026 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
294,026 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
294,026 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.28% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
652,347 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
652,347 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
652,347 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.63% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
50,990 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
50,990 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,990 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,378 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,378 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,378 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
3,527 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
3,527 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,527 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
3,257 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
3,257 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,257 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
9,668 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
9,668 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,668 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
23,485 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
23,485 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,485 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
7,939 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
7,939 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,939 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,209 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,209 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,209 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
32,194 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
32,194 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
32,194 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.03% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
5,602 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
5,602 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,602 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 4 to Schedule 13D.
(1)	Calculation based on 103,826,393 shares of Common Stock outstanding as reported in the May 2021 Prospectus Supplement.

This Amendment No. 4 (“Amendment No. 4”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on August 10, 2017 (as amended by Amendment No. 1 to Schedule 13D filed on September 22, 2020 (“Amendment No. 1”), as further amended by Amendment No. 2 to Schedule 13D filed on December 7, 2020 (“Amendment No. 2”), as further amended by Amendment No. 3 to Schedule 13D filed on March 5, 2021 (“Amendment No. 3”), the “Schedule 13D”). Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 4 shall have the meaning assigned to such term in the Schedule 13D.

Item 1.	Security and Issuer

Item 1 of this Schedule 13D is amended and restated as follows:

This Schedule 13D relates to the Reporting Persons’ (as defined in Item 2) beneficial ownership interest in the Class A common stock, par value $0.01 per share (the “Common Stock”), of Syneos Health, Inc. (the “Issuer”). The address of the principal executive office of the Issuer is 1030 Sync Street, Morrisville, North Carolina 27560-5468.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is supplemented as follows:

On May 6, 2021, Double Eagle Investor Holdings, L.P. (“Double Eagle Investor Holdings”) and Advent International GPE VIII-C Limited Partnership (“GPE VIII-C” and, together with Double Eagle Investor Holdings, the “Advent Funds”) sold to BofA Securities, Inc. (the “May 2021 Underwriter”) an aggregate of 4,360,399 shares of Common Stock for $81.04 per share (the “May 2021 Offering”) pursuant to that certain Underwriting Agreement, dated May 3, 2021 (the “May 2021 Underwriting Agreement”), by and among the Double Eagle Investor Holdings and GPE VIII-C, the Issuer and the May 2021 Underwriter and other selling stockholders named therein, as set forth in the table below. In connection with the May 2021 Offering, the Advent Funds entered into customary “lock-up” agreements with the May 2021 Underwriter, dated May 3, 2021 (the “May 2021 Lock-up Agreements”), pursuant to which the Advent Funds generally agreed, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 30-days after the date of the final prospectus relating to the May 2021 Offering without prior written consent from the May 2021 Underwriter.

In connection with the May 2021 Offering, on May 6, 2021, the Advent Funds sold an aggregate of 216,666 shares of Common Stock for $81.04 per share in a private sale to the Company (the “May 2020 Private Sale”) pursuant to the Stock Repurchase Agreement, dated as of April 30, 2021 (the “April 2021 Repurchase Agreement”), by and between the Advent Selling Stockholders, the Company and certain other stockholders, as set forth in the table below.

Seller (Reporting Person)	May 2021 Offering	May 2021 Private Sale
GPE VIII-C	64,792	3,702
Double Eagle Investor Holdings	3,726,860	212,964
Total:	3,791,652	216,666

Shares sold through Double Eagle Investor Holdings:
Advent International GPE VIII Limited Partnership	120,104	6,863
Advent International GPE VIII-B Limited Partnership	397,835	22,734
Advent International GPE VIII-B-1 Limited Partnership	141,171	8,067
Advent International GPE VIII-B-2 Limited Partnership	105,256	6,016
Advent International GPE VIII-B-3 Limited Partnership	164,360	9,392
Advent International GPE VIII-D Limited Partnership	55,411	3,166
Advent International GPE VIII-F Limited Partnership	16,422	938
Advent International GPE VIII-H Limited Partnership	145,482	8,314
Advent International GPE VIII-I Limited Partnership	135,283	7,730
Advent International GPE VIII-J Limited Partnership	132,943	7,597
Advent International GPE VIII-A Limited Partnership	281,720	16,098
Advent International GPE VIII-E Limited Partnership	61,713	3,526
Advent International GPE VIII-G Limited Partnership	104,668	5,981
Advent International GPE VIII-K Limited Partnership	57,603	3,932
Advent International GPE VIII-L Limited Partnership	56,689	3,239
Advent Partners GPE VIII Cayman Limited Partnership	27,679	1,582
Advent Partners GPE VIII-A Cayman Limited Partnership	3,685	211
Advent Partners GPE VIII-B Cayman Limited Partnership	47,354	2,706
Advent Partners GPE VIII Limited Partnership	4,645	265
Advent Partners GPE VIII-A Limited Partnership	5,767	330
Advent International GPE VII Limited Partnership	178,272	10,187
Advent International GPE VII-B Limited Partnership	508,241	29,039
Advent International GPE VII-C Limited Partnership	161,513	9,229
Advent International GPE VII-D Limited Partnership	106,735	6,099
Advent International GPE VII-F Limited Partnership	47,130	2,694
Advent International GPE VII-G Limited Partnership	47,130	2,694
Advent International GPE VII-A Limited Partnership	161,513	9,429
Advent International GPE VII-E Limited Partnership	366,092	20,919
Advent International GPE VII-H Limited Partnership	28,615	1,636
Advent Partners GPE VII Limited Partnership	773	45
Advent Partners GPE VII 2014 Limited Partnership	1,980	113
Advent Partners GPE VII-A Limited Partnership	1,828	104
Advent Partners GPE VII-A 2014 Limited Partnership	5,426	310
Advent Partners GPE VII Cayman Limited Partnership	13,180	753
Advent Partners GPE VII 2014 Cayman Limited Partnership	4,455	255
Advent Partners GPE VII-A Cayman Limited Partnership	3,484	199
Advent Partners GPE VII-B Cayman Limited Partnership	18,067	1,033
Advent Partners GPE VII-A 2014 Cayman Limited Partnership	3,144	179
Total:	4,360,399	216,666

All of the Common Stock that is beneficially owned by the Reporting Persons was acquired for investment purposes. The Reporting Persons may sell all or a portion of the shares of Common Stock now owned in the open market, in privately negotiated transactions or otherwise, at any time and from time to time and at such prices as the Reporting Persons deem advisable. The Reporting Persons intend to review their investment in the Issuer continually. Depending upon the results of such review and other factors that the Reporting Persons deem relevant to an investment in the Issuer, the Reporting Persons may take or propose to take, alone or in conjunction with others including the Issuer, other actions intended to increase or decrease the Reporting Persons’ investment in the Issuer or the value of their investment in the Issuer, which could include one or more of the transactions or actions referred to in paragraphs (a) through (j) of Item 4 of Schedule 13D.

Tom Allen and John Maldonado, each employees of Advent, serve as directors of the Issuer and were appointed to the Issuer’s board of directors as contemplated by the Stockholders’ Agreement.

The foregoing descriptions of the May 2021 Underwriting Agreement, the May 2021 Lock-up Agreements and the April 2021 Repurchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the May 2021 Underwriting Agreement, a copy of which is attached as Exhibit 99.5, a form of the Lock-up Agreement attached as Annex IV to the May 2021 Underwriting Agreement, and the April 2021 Repurchase Agreement, a copy of which is attached as Exhibit 99.6, all of which are incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is supplemented as follows:

(a)(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 4 as of the close of business on May 6, 2021, are incorporated by reference herein. After giving effect to the sales of the shares of Common Stock described in Item 4 of this Amendment No. 4, as of the close of business on May 6, 2021, the Reporting Persons beneficially owned, in the aggregate, 6,756,431 shares of Common Stock, which represents approximately 6.51% of the Common Stock issued and outstanding.

The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person as of the close of business on May 6, 2021, after giving effect to the May 2021 Offering and the May 2021 Private Sale described in Item 4 of this Amendment No. 4, calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of Common Stock owned was calculated based on 103,826,393 shares of Common Stock outstanding following the completion of the transactions contemplated by the April 2021 Repurchase Agreement, as reported in the May 2021 Prospectus Supplement.

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International Corporation	6,756,431	6.51%
GPE VIII-C	115,455	0.11%
Double Eagle Investor Holdings	6,640,976	6.40%
Double Eagle GP	6,640,976	6.40%
Advent International GPE VII, LLC	2,959,897	2.85%
GPE VII GP Limited Partnership(2)	997,363	0.96%
GPE VII GP S.à r.l.(2)	1,869,275	1.80%
Advent International GPE VIII, LLC	3,796,534	3.66%
GPE VIII GP Limited Partnership(3)	1,002,141	0.97%
GPE VIII GP S.à r.l.(3)	2,635,570	2.54%
AP GPE VIII GP Limited Partnership(3)	158,823	0.15%
Advent International GPE VIII Limited Partnership	214,017	0.21%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International GPE VIII-B Limited Partnership	708,911	0.68%
Advent International GPE VIII-B-1 Limited Partnership	251,556	0.24%
Advent International GPE VIII-B-2 Limited Partnership	187,558	0.18%
Advent International GPE VIII-B-3 Limited Partnership	292,878	0.28%
Advent International GPE VIII-D Limited Partnership	98,739	0.10%
Advent International GPE VIII-F Limited Partnership	29,262	0.03%
Advent International GPE VIII-H Limited Partnership	259,237	0.25%
Advent International GPE VIII-I Limited Partnership	241,063	0.23%
Advent International GPE VIII-J Limited Partnership	236,894	0.23%
Advent International GPE VIII-A Limited Partnership	502,003	0.48%
Advent International GPE VIII-E Limited Partnership	109,968	0.11%
Advent International GPE VIII-G Limited Partnership	186,511	0.18%
Advent International GPE VIII-K Limited Partnership	102,644	0.10%
Advent International GPE VIII-L Limited Partnership	101,015	0.10%
Advent Partners GPE VIII Cayman Limited Partnership	49,322	0.05%
Advent Partners GPE VIII-A Cayman Limited Partnership	6,567	0.01%
Advent Partners GPE VIII-B Cayman Limited Partnership	84,381	0.08%
Advent Partners GPE VIII Limited Partnership	8,277	0.01%
Advent Partners GPE VIII-A Limited Partnership	10,276	0.01%
Advent International GPE VII Limited Partnership	317,668	0.31%
Advent International GPE VII-B Limited Partnership	905,648	0.87%
Advent International GPE VII-C Limited Partnership	287,804	0.27%
Advent International GPE VII-D Limited Partnership	190,193	0.18%
Advent International GPE VII-F Limited Partnership	83,981	0.08%
Advent International GPE VII-G Limited Partnership	83,981	0.08%
Advent International GPE VII-A Limited Partnership	294,026	0.28%
Advent International GPE VII-E Limited Partnership	652,347	0.63%
Advent International GPE VII-H Limited Partnership	50,990	0.05%
Advent Partners GPE VII Limited Partnership(2)	1,378	Less than 0.01%
Advent Partners GPE VII 2014 Limited Partnership(2)	3,527	Less than 0.01%
Advent Partners GPE VII-A Limited Partnership(2)	3,257	Less than 0.01%
Advent Partners GPE VII-A 2014 Limited Partnership(2)	9,668	0.01%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent Partners GPE VII Cayman Limited Partnership(2)	23,485	0.02%
Advent Partners GPE VII 2014 Cayman Limited Partnership(2)	7,939	0.01%
Advent Partners GPE VII-A Cayman Limited Partnership(2)	6,209	0.01%
Advent Partners GPE VII-B Cayman Limited Partnership(2)	32,194	0.03%
Advent Partners GPE VII-A 2014 Cayman Limited Partnership(2)	5,602	0.01%

(1) Advent is the Sole Member of Double Eagle GP, which in turn is the General Partner of Double Eagle Investor Holdings. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by the Advent Sub Funds. The beneficial ownership of AIC and Double Eagle Investor Holdings derive such power.

(2) Advent is the Manager of Advent International GPE VII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII-A 2014 Cayman Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership, Advent International GPE VII-H Limited Partnership, Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership. The beneficial ownership of Advent and Advent International GPE VII, LLC derive such power.

(3) Advent is the Manager of Advent International GPE VIII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent International GPE VIII Limited Partnership, Advent International GPE VIII-B Limited Partnership, Advent International GPE VIII-B-1 Limited Partnership, Advent International GPE VIII-B-2 Limited Partnership, Advent International GPE VIII-B-3 Limited Partnership, Advent International GPE VIII-D Limited Partnership, Advent International GPE VIII-F Limited Partnership, Advent International GPE VIII-H Limited Partnership, Advent International GPE VIII-I Limited Partnership, Advent International GPE VIII-J Limited Partnership, and Advent International GPE VIII-C Limited Partnership, Advent International GPE VIII-A Limited Partnership, Advent International GPE VIII-E Limited Partnership, Advent International GPE VIII-G Limited Partnership, Advent International GPE VIII-K Limited Partnership, Advent International GPE VIII-L Limited Partnership, Advent Partners GPE VIII Cayman Limited Partnership, Advent Partners GPE VIII-A Cayman Limited Partnership, Advent Partners GPE VIII-B Cayman Limited Partnership, Advent Partners GPE VIII Limited Partnership, and Advent Partners GPE VIII-A Limited Partnership. The beneficial ownership of Advent and Advent International GPE VIII, LLC derive such power.

On account of the Advent Stockholders’ Agreement, the Reporting Persons may be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock held by any other Reporting Person or its affiliates or any other person solely by virtue of the existence of the Advent Stockholders’ Agreement.

To the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 4 beneficially owned shares of Common Stock as of the close of business on May 6, 2021.

(c) Except as disclosed in Item 4 of this Amendment No. 4, which is incorporated herein by reference, no Reporting Person has effected any transactions in the Common Stock during the past 60 days, and to the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 4 effected any transactions in the Common Stock during within the past 60 days.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby supplemented as follows:

The information set forth under Item 4 of this Amendment No. 4 is incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

99.5
Underwriting Agreement, dated May 3, 2021, by and among the Advent Funds, certain other Selling Stockholders, BofA Securities, Inc. and the Issuer (incorporated by reference to Exhibit 1.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on May 5, 2021).

99.6
Share Repurchase Agreement, dated April 30, 2021, by and between the Advent Funds, certain other stockholders and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on May 5, 2021).

99.7*	Joint Filing Agreement.

* Filed herewith

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 10, 2021	Advent International Corporation

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Double Eagle Investor Holdings, L.P.

By: Double Eagle GP, LLC, its General Partner
By: Advent International Corporation, its Sole Member

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Double Eagle GP, LLC

By: Advent International Corporation, its Sole Member

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Advent International GPE VII, LLC
Advent International GPE VIII, LLC

By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	GPE VIII GP S.à r.l.
GPE VIII GP Limited Partnership
AP GPE VIII GP Limited Partnership

By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	GPE VII GP S.à r.l.
GPE VII GP Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Advent International GPE VIII Limited Partnership
Advent International GPE VIII-B Limited Partnership
Advent International GPE VIII-B-1 Limited Partnership
Advent International GPE VIII-B-2 Limited Partnership
Advent International GPE VIII-B-3 Limited Partnership
Advent International GPE VIII-D Limited Partnership
Advent International GPE VIII-F Limited Partnership
Advent International GPE VIII-H Limited Partnership
Advent International GPE VIII-I Limited Partnership
Advent International GPE VIII-J Limited Partnership
Advent International GPE VIII-C Limited Partnership

By: GPE VIII GP S.à r.l., its General Partner
	By: Advent International GPE VIII, LLC, its Manager	/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager	Jarlyth Gibson, Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Advent International GPE VIII-A Limited Partnership
Advent International GPE VIII-E Limited Partnership
Advent International GPE VIII-G Limited Partnership
Advent International GPE VIII-K Limited Partnership
Advent International GPE VIII-L Limited Partnership

By: GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Advent Partners GPE VIII Cayman Limited Partnership
Advent Partners GPE VIII-B Cayman Limited Partnership
Advent Partners GPE VIII Limited Partnership
Advent Partners GPE VIII-A Limited Partnership
Advent Partners GPE VIII-A Cayman Limited Partnership

By: AP GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership

By: GPE VII GP S.à r.l., its General Partner
	By: Advent International GPE VII, LLC, its Manager	/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager	Jarlyth Gibson, Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership

By: GPE VII GP Limited Partnership, its General Partner
By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: May 10, 2021	Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-A 2014 Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

SCHEDULE A

The name and present principal occupation of each executive officer and director of Advent International Corporation is set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199. All of the persons other than James Brocklebank, Patrice Etlin and Jan Janshen listed below are citizens of the United States. Mr. Brocklebank is a citizen of the United Kingdom. Mr. Etlin is a citizen of Brazil. Mr. Janshen is a citizen of Germany.
Name	Position with Advent International Corporation	Principal Occupation (if different)
Thomas H. Lauer	Director

Richard F. Kane	Senior Vice President of Operations and Business Development & Managing Director; Assistant Secretary

Eileen Sivolella	Senior Vice President & Managing Director; Chief Financial Officer; Treasurer; Assistant Secretary

James R. Westra	Senior Vice President & Managing Partner; Chief Legal Officer; General Counsel

Andrew D. Dodge	Vice President; Deputy General Counsel; Secretary

Heather R. Zuzenak	Chief Compliance Officer

Jarlyth H. Gibson	Risk Officer; Assistant Treasurer

James G.A. Brocklebank	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Patrice Etlin	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

John L. Maldonado	Director; Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Jan Janshen	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

David M. Mussafer	Director; Chairman & Managing Partner; Executive Officers’ Committee Member

David M. McKenna	Director

Steven M. Tadler	Director

John F. Brooke	Director	Managing Director of Brooke Private Equity Associates (1)

Mark Hoffman	Director
(1) The business address of Brooke Private Equity Associates is 20 Custom House St., Suite 610, Boston, MA 02110.